EXHIBIT 99.1

Duke Energy Indiana
Summary of Order Issued by the Indiana Utility Regulatory Commission
(IURC Cause No. 45253)

Background

•
On July 2, 2019, Duke Energy Indiana (DEI) filed a general rate case with the Indiana Utility Regulatory Commission (IURC). On September 9, and December 4, 2019, DEI adjusted the request to $396 million for an overall approximate 15.6% increase in retail revenues:

◦	The rate case filing requests an overall rate of return of 6.0% based on approval of a 10.4% return on equity (ROE) and a 53.0% equity component of the capital structure

◦	The request is based on a DEI forecasted rate base of $10.2 billion as of December 31, 2020

◦	If approved, annualized rates would increase $345 million in 2020 Step 1) and another $50 million in 2021 (Step 2)

•
On June 29, 2020, the IURC issued an order approving a revenue increase of approximately $146 million for the total increase, before utility receipt taxes. Step 1 rates are estimated to be approximately 75% of the total and become effective late July 2020, and Step 2 rates are estimated to be the remaining 25% of the total rate increase to be effective Q1 2021, trued up with carrying costs to January 2021

•	DEI will make a compliance filing with the IURC in July 2020 for their review and approval before Step 1 rates are implemented

Major Components of the Order

ROE, Capital Structure and Rate Base

•	Implements an overall cost of capital of 5.71% based on a 9.7% return on equity and a 53.0%[1] equity component of the capital structure

•	Approved DEI rate base of $9.9 billion as of December 31, 2019, and $10.2 billion as of December 31, 2020

Edwardsport

•	The Edwardsport IGCC station will be moved to base rates and the rider currently recovering the costs will be terminated
Depreciation

•
Approves the useful lives of the depreciation study, including accelerated retirement dates for certain coal-fired generating units. Also approves the use of a regulatory asset for end-of-life inventory at retired generating plants in lieu of inclusion as a cost of decommission and dismantlement

•	Changes the methodology to average life group (ALG) from the equal life group (ELG)

Coal Ash Related Compliance Costs

•	Approves recovery of and on $212 million in coal ash costs incurred through 2018 over an 18-year period

•	Deferral and cost recovery of expenditures post-2018 are being considered in a pending sub docket proceeding

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1 Indiana’s capital structure includes Accumulated Deferred Income Taxes (ADIT). When ADIT is excluded, resulting cap structure approximates 53% equity.

Additional Information

•	Includes recovery of and on the remaining 20% of costs under Duke Energy Indiana’s T&D Infrastructure Modernization Plan (TDSIC) plan; 80% is recovered through the TDSIC rider

•	Approves recovery of various renewables investments through inclusion in rate base

•	Establishes reserve accounting for major storms expenditures and vegetation management

•	Approves request to defer O&M, depreciation and carrying costs on the Customer Connect customer service platform during appropriate phases of the project

•	DEI’s request for a five-year de-coupling program for residential and commercial customers and optional dynamic pricing rates was not approved

Reconciliation of Request to Order

•	The Indiana Utility Regulatory Commission reduced DEI’s request by slightly more than $200 million, when accounting for the utility receipts tax

◦	Approximately 50% is due to the change in depreciation methodology and use of regulatory asset for the end-of-life inventory at retired generating plants

◦	Approximately 20% is due to the approved 9.7% ROE versus requested 10.4%

◦	Approximately 20% is related to miscellaneous earnings neutral adjustments

•	DEI’s compliance filing to the IURC for their review and approval before Step 1 rates are implemented will include the final reconciliation and Step 1 and 2 increase amounts